Exhibit 99.3

ProPhase Labs Acquires Digital Covid Vaccination and Testing “Passport” Solution

New Reporting App Simplifies Documentation of User Vaccination and Covid

Testing Statue – Easily Enables Clear Access to Air/Rail/Bus Travel, Concert &

Sporting Events

GARDEN CITY, NY – March 30, 2021 – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, announced today that it has acquired the “VaccTrack” suite of digital solutions that can provide secure and reliable certification of a user’s vaccination and Covid testing results.

A digital vaccination certificate, or “passport” is based on a mobile app that confirms that a user has been vaccinated against Covid-19, or, if the user has been tested for Covid-19, can confirm the test results. Reliably demonstrating that a user has been vaccinated or has tested negative for the virus is expected to be widely adopted as a measure that will allow entertainment and sporting venues to safely admit spectators and allow airlines and hotels to safely accept travelers. The VaccTrack solution is intended to be accessible on a mobile phone as an app or via a digital wallet.

The VaccTrack four-in-one solution can be easily integrated into the Company’s current Covid testing operations, and will offer VaccTrack for vaccine certificates, VaccTest for screening test certificates, VaccCheck, to authenticate VaccTrack and VaccTest certificates and VaccWatch to report vaccination side effects.

Click here or paste to your browser (https://www.youtube.com/watch?v=Yk2_UjbNApI) to view VaccTrack’s information video – ‘A Universal Digital Certificate Company’.

VaccTrack provides certification for test results and vaccination dashboard in the form of a digitally signed PDF. After vaccination, app users have their medical provider confirm the vaccination or test results and receive a trusted universal for travel, business, and more. VaccTrack certificates can be quickly verified by scanning the certificate QR code with any smartphone at sporting events, concerts, and social functions. Vacctrack provides a highly secure and accurate authenticity confirmation directly from its own facilities and maintains all data within a single data stream. VaccTrack also allows users to set up alerts and reminders about upcoming tests and vaccinations.

An additional benefit to the VaccTrack suite of IP includes, “VaccWatch”, which supports self-reporting adverse reactions to the vaccine along with any voluntarily information provided, such as gender, age group, and ethnic background. VaccWatch aids the community and scientists by enabling such data to be compiled and anonymized in order to help scientific research and development. The acquisition is an all cash transaction and financial details were not disclosed by both parties.

“VaccTrack provides a digital solution in the important vaccine management technology space. It is important to our target audience that they be able to quickly and securely demonstrate immunization or test status to third parties,” said Ted Karkus, CEO of ProPhase Labs.

Mr. Karkus added: “The VaccTrack application will be integrated into the ProPhase Link patient portal, which provides instant notification for lab results via several methods of communication including text and email. We will now be able to provide insight, authenticity, tracking and testing results for lab diagnostics and immunization records.”

“Acquiring the VaccTrack suite of IP is in line with our focus on creating shareholder value by rapidly growing our ProPhase Diagnostics subsidiary. We see increasing opportunity for this division as it evolves into a comprehensive end-to-end management system for medical testing and vaccination tracking. We are looking forward to working with VaccTrack’s highly skilled software development team to bring its application into our ecosystem,” concluded Karkus.

Bedis Zormati, who developed VaccTrack, added, “We are honored that ProPhase Labs can now add increased value and functionality to their testing and diagnostic services by offering VaccTrack. Our software accelerates when users can take their vaccine certificates as well as Covid and other testing results out into the real-world and return to their normal lives and social events. We look forward to working with the ProPhase team.”

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company. The Company’s laboratory testing subsidiary, ProPhase Diagnostics, offers SARS-CoV-2 (COVID-19) and COVID-19 viral mutation PCR tests through both saliva and nasal swab methods at its CLIA certified laboratories. Critical to COVID-19 testing, results are typically provided in under 24 hours. ProPhase Diagnostics also provides Respiratory Pathogen Panel (RPP) Molecular tests including Influenza A and B and others. ProPhase Labs researches, develops, manufactures, distributes, markets, and sells OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. The Company actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Investor Contact
Chris Tyson
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MZ Group - MZ North America
949-491-8235
PRPH@mzgroup.us

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